Exhibit 99.22

Roma,  26 de marzo de 2007

COMISIÓN NACIONAL DEL MERCADO DE VALORES
Dirección de Mercados Primarios
Paseo de la Castellana, 19
28046 Madrid

Fax nº:

+ 34 91 585 1662

Muy señores nuestros:

En cumplimiento de lo dispuesto en el Artículo 82 de la Ley 24/1988, de 28 de julio, de Mercado de Valores, ENEL, SpA. comunica el siguiente

HECHO RELEVANTE

Acciona y Enel han concluido las conversaciones que venían manteniendo, y de las que se informó mediante Hecho Relevante del pasado día 23 de marzo.

Como consecuencia de ello, en el día de hoy Acciona y Enel han alcanzado y suscrito un acuerdo para desarrollar un proyecto de gestión compartida de Endesa bajo el liderazgo de Acciona en los términos que se resumen a continuación.

1.

Objeto

El Acuerdo tiene por objeto el desarrollo de un proyecto de gestión compartida de Endesa para el caso en que E.ON no adquiera más del 50% del capital social de la compañía, basado en los siguientes principios comunes:

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conservar la sede de dirección y el centro de decisión efectiva de Endesa en España;

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asegurar, como objetivo prioritario, el suministro de energía y las inversiones en la red de transporte y distribución;

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incrementar las inversiones en el sector energético español, con el consiguiente impacto positivo para la industria auxiliar y el empleo, y de forma muy especial para la minería nacional;

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mantener la capacidad de investigación y desarrollo de Endesa con el apoyo explícito de Enel;

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confiar en la experiencia, capacidad tecnológica y eficacia del personal de Endesa, no previendo la realización de cambios de relevancia en la plantilla actual;

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continuar con la actual política de dividendos de Endesa.

2.

Condición suspensiva

La gestión compartida de Endesa por parte de Enel y Acciona es incompatible con la adquisición por E.ON de más del 50% del capital de Endesa. Por ello, con carácter general, el Acuerdo está sujeto a la condición suspensiva de que E.ON no adquiera en su OPA más del 50% del capital social de Endesa.

Las partes, para no frustrar la eficacia del Acuerdo, han declarado expresamente su voluntad de no disponer sus acciones de Endesa salvo en los casos en que el Acuerdo lo permite.

3.

Gestión común de Endesa

Acciona y Enel desarrollarán un plan de negocio para Endesa basado en los principios de gestión expresados por las partes en el Acuerdo, la generación de sinergias y la aportación de la experiencia de Acciona y Enel en el área energética.

Para ello, Acciona y Enel aportarán progresivamente a una sociedad holding las acciones de Endesa que ya poseen y las que pudieran adquirir en la OPA que formularán como consecuencia de la celebración del Acuerdo hasta un porcentaje máximo que represente la mayoría del capital social (50,02%) de Endesa. Cada parte aportará la misma cantidad de acciones de Endesa. El resto de las acciones que Acciona o Enel puedan adquirir deberán ser votadas en igual sentido que la sociedad holding.

Acciona será titular de aproximadamente el 50,01% del capital de la sociedad holding y Enel del capital social restante. Acciona y Enel tendrán derecho de representación paritaria en el Consejo de la sociedad holding y en el de Endesa. Se prevé que los Presidentes de ambos Consejos gocen de voto dirimente y sean designados por Acciona. El presidente de Endesa será ejecutivo y, mancomunadamente con el Consejero Delegado que designará Enel, ejercerá por delegación las facultades del Consejo.

El Acuerdo prevé adicionalmente un catálogo de materias reservadas que deben decidirse por consenso de las partes en los órganos de la sociedad holding y de Endesa. Los desacuerdos entre las partes sobre estas materias se resolverán mediante los procedimientos habituales para superar situaciones de bloqueo. Las discrepancias irreconciliables existentes después del tercer año de vigencia del Acuerdo podrán resolverse también mediante la división de los activos de Endesa o, alternativamente, mediante el ejercicio por parte de Acciona de una opción de venta de sus acciones en Endesa y en la sociedad holding.

4.

Creación de un líder mundial en energías renovables

Para el caso en que las partes obtengan control efectivo sobre Endesa, el Acuerdo establece que las partes crearán un líder mundial en energías renovables mediante la combinación de los activos de energía renovable de Acciona (esto es, Acciona Energía) y Endesa.

La combinación se realizará mediante la aportación de los activos relevantes a una sociedad en la que Acciona tendrá, al menos,  el 51% del capital social, y Endesa el capital social restante.

La nueva sociedad será gestionada por Acciona, quien aportará su experiencia, dinamismo y liderazgo en el área de energías renovables.

5.

Integración de Viesgo en Endesa

Acciona y Enel prevén integrar Viesgo en Endesa siempre que adquieran control efectivo de Endesa.

La integración de Viesgo está sujeta a las autorizaciones administrativas pertinentes, a la luz de las cuales se podría reconsiderar esta operación si se impusiera la obligación de enajenar activos de Endesa.

6.

La Oferta Pública de Adquisición de Acciones

Mediante el Acuerdo, Acciona y Enel se proponen llevar a cabo en el futuro, si E.ON no alcanza más del 50% del capital de Endesa, un proyecto de gestión común y duradera para Endesa. Para hacer efectivo ese proyecto las partes han adquirido el compromiso de formular una oferta pública de adquisición de acciones (OPA), permitiendo así que los accionistas que lo deseen tengan la posibilidad de desinvertir.

La OPA será presentada tan pronto como sea legalmente posible. La OPA que formularán ambas partes de manera conjunta y mancomunada estará dirigida a todos los accionistas de Endesa diferentes de Acciona y Enel. De las acciones que hayan aceptado la OPA, Acciona adquirirá un paquete equivalente al 3,974% del capital de Endesa. El resto de las acciones serán adquiridas por Enel.

El precio de la OPA se determinará en el momento de formulación de la misma aunque no será inferior a € 41 por acción, más los intereses que se devenguen sobre dicho importe hasta la fecha de la formulación de la OPA a un tipo equivalente a EURIBOR a tres meses, menos los dividendos por acción distribuidos.

La OPA estará sujeta al cumplimiento o renuncia de las siguientes condiciones (1) que la OPA sea aceptada por un porcentaje del capital social de Endesa que, sumado al que esté en poder de Acciona y Enel, supere el 50%; (2) a la modificación de algunas estipulaciones de los Estatutos de Endesa; y (3) a la obtención de las preceptivas autorizaciones.

Hasta la liquidación de la OPA Acciona y Enel ejercitarán libremente el derecho de voto de sus acciones en Endesa.

Tras la liquidación de la OPA, Acciona y Enel aportarán a la sociedad holding un 10,02% del capital social de Endesa. El resto de las acciones de Endesa titularidad de Acciona o Enel hasta alcanzar un máximo de 50,02% (es decir, un 20% cada uno) serán aportadas no más tarde del primer semestre de 2010. Cada parte aportará la misma cantidad de acciones de Endesa.

7.

Plazo

El Acuerdo prevé un plazo de duración de 10 años a partir de su firma, con prórrogas automáticas por cinco años.

Dear Sirs,

In compliance with article 82 of Act 24/1988, of July 28th, on the Securities Market, ENEL, Spa. hereby reports the following

RELEVANT INFORMATION

Acciona and Enel have concluded the conversations they were holding, as reported by Relevant Information (Hecho Relevante) filed on March 23.

As a result, on the date hereof, Acciona and Enel have reached and executed an agreement to implement a joint management project for Endesa under the leadership of Acciona, pursuant to the terms and conditions summarized below.

1.

Purpose

The purpose of the Agreement is the development of a joint management project for Endesa, subject to the condition that E.ON does not acquire more than 50% of the share capital of the company, based on the following shared principles:

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to retain Endesa’s management and effective decision-making power in Spain;

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to guarantee, as a top priority, power supply and investment levels in the distribution and transportation network;

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to increase investments in the Spanish power sector, thereby benefiting ancillary industries and improving employment levels, particularly in the domestic mining sector;

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to maintain Endesa’s R&D capabilities backed with Enel’s explicit support;

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trust in the experience, technological ability and efficiency of Endesa’s personnel, not foreseeing the parties any relevant changes in the current personnel;

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to maintain Endesa’s current dividend policy.

2.

Condition precedent

Acciona’s and Enel’s joint management of Endesa is incompatible with the acquisition by E.ON of more than 50% of the share capital of Endesa. This is why, as a general rule, the Agreement is subject to a condition precedent that E.ON not acquire through its offer more than 50% of the share capital of Endesa.

The parties, necessarily so as not to frustrate the effectiveness of the Agreement, have expressly declared their intention not to dispose of their shares in Endesa except as otherwise permitted under the Agreement.

3.

Joint management of Endesa

Acciona and Enel shall prepare a business plan for Endesa based on the management principles laid down by the parties in the Agreement, the generation of synergies and the contribution of the experience of Acciona and Enel in the power sector.

To this end, Acciona and Enel shall progressively contribute to a holding company their current shares in Endesa and any shares in Endesa acquired in any tender offer that the parties will launch as a consequence of the execution of the Agreement, up to a maximum percentage that amounts to a majority of the share capital of Endesa (50.02%). Each party shall contribute an equal number of Endesa shares. Any remaining shares in Endesa acquired by Acciona or Enel shall be voted as voted by the holding company.

Acciona shall hold approximately 50.01% of the share capital of the holding company and Enel will hold the rest of the share capital. Acciona and Enel shall enjoy equal representation in the Boards of Directors of the holding company and of Endesa. The chairmans of each such Board shall have a casting vote, and shall be nominated by Acciona. The chairman of Endesa shall have executive authority and, acting jointly (mancomunadamente) with the Managing Director nominated by Enel, shall exercise all authority of the board by delegation.

The Agreement also establishes various matters that must be agreed by Acciona and Enel at the corporate bodies of Endesa and the holding company. Any discrepancies between Acciona and Enel on these specific matters shall be resolved through customary mechanisms to overcome corporate deadlocks. Any irreconcilable discrepancies persisting after the third anniversary of the Agreement may be resolved by dividing the assets of Endesa or, alternatively, through the exercise of a put option granted by Enel to Acciona in respect of any shares held by Acciona in Endesa and in the holding company.

4.

Creation of a world-wide leader in renewable energies

The Agreement provides that, in the event the parties acquire effective control over Endesa, the parties will create a world-wide leader in renewable energies through the combination of the renewable energy assets of Acciona (that is, Acciona Energia) and Endesa.

The combination shall take place by contributing the relevant assets to a company jointly held by Acciona (holding at least 51% of the share capital) and Endesa (holding the rest of the share capital).

This new company shall be managed by Acciona, which shall accordingly contribute its experience, dynamism and leadership in the field of renewable energies.

5.

Integration of Viesgo into Endesa

Acciona and Enel plan to integrate Viesgo into Endesa, provided that they acquire effective control over Endesa.

The integration of Viesgo is subject to the relevant administrative authorizations and also subject to review in the event that any undertaking to dispose of any assets in Endesa is imposed by relevant authorities.

6.

The tender offer

Pursuant to the Agreement Acciona and Enel intend to implement a joint and long-lasting management project for Endesa for the event that E.ON does not obtain more than 50% of the share capital of the company. To implement such a project the parties have undertaken to launch a tender offer for 100% of the share capital of Endesa, thus providing shareholders with an opportunity to divest their shares in Endesa .

The offer shall be launched as soon as legally possible. The offer, to be launched by Acciona and Enel acting jointly, shall be addressed to all shareholders of Endesa other than Acciona and Enel. Acciona shall acquire a stake of 3.974% of the share capital of Endesa, while Enel shall acquire any other shares tendered.

The tender offer price shall be determined at the time the tender offer is launched. The price shall not be lower than € 41 per share, plus the interest accrued on such amount until the day the tender offer is filed at an interest rate of EURIBOR (three months), minus any dividends per share distributed.

The offer would be subject to the satisfaction or waiver of the following conditions, namely (1) that the offer is accepted by a percentage of the share capital of Endesa which, added to the percentage held by Acciona and Enel, exceeds 50%; (2) that certain provisions in the By-laws of Endesa are amended; and (3) that all relevant authorizations are obtained.

Acciona and Enel shall, up to the time when the offer is settled, be free to determine in their sole discretion the exercise of their voting rights in Endesa.

Following settlement of the tender offer, Acciona and Enel shall contribute 10.02% of the share capital of Endesa to the holding company. Any remaining shares in Endesa held by Acciona or Enel, up to a maximum of 50.02% (namely 20% each) shall be contributed no later than the end of the first semester of 2010. Each party shall contribute an equal number of Endesa shares.

7.   Term

The Agreement shall be in force for a ten-year period after execution thereof, with automatic extensions for five years.

Atentamente/Yours sincerely,

ENEL, SpA.

__________________________________

Claudio Sartorelli

Secretario del Consejo/Company’s Secretary

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